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                                                                    EXHIBIT 99.3


[LOGO] NABORS INDUSTRIES                               515 West Greens Road
Eugene M. Isenberg                                     Suite 1200
Chairman                                               Houston, Texas 77067-4525
Chief Executive Officer                                281-874-0035

October 28, 1998

CONFIDENTIAL

The Board of Directors of
Pool Energy Services Co.
10375 Richmond Avenue
Houston, Texas  77042

Dear Mr. Jongebloed:

On October 12, 1998, I wrote to you proposing a combination of Nabors and Pool in which Nabors would acquire all of the outstanding shares of Pool for consideration consisting of 51% Nabors stock and 49% cash, with an implied value at that date of $12.50 per Pool share. This offer represented a 77% premium to Pool's closing stock price of $7.06 per share on October 9, 1998, the last trading day prior to our proposal. On October 26, 1998, we received a letter from you stating that Pool was not interested in pursuing discussions with Nabors. In view of the superior value inherent in our proposal, we were surprised that your Board of Directors could have concluded unanimously and unequivocally not to discuss our proposal. Had our proposal been accepted on October 12, your shareholders would have received consideration with a blended value today of $14.72 based on the ratios implied by our offer price of $12.50 and Nabors' closing price on October 9 of $13.25. We continue to believe that a business combination based on these values is in the best interests of Pool and its shareholders.

In your letter, you refer to Pool's commitment to the implementation of its own strategic plan, which is designed to increase shareholder value over the long-term. We are convinced that this plan cannot outperform the benefits of a combination of Pool and Nabors given the high fragmentation of our industry, the economies of scale which will be realized through the combination and the enhanced capital structure of the combined entities. As a result, we believe that a combination of our companies will maximize the long-term value to be realized by your shareholders.

Given the strong benefits of a combination of Pool and Nabors, we encourage you to reevaluate our proposal to enter into a merger in which Nabors would acquire all of the outstanding shares of Pool for consideration equal to 0.481 Nabors shares and $6.125 in cash for each outstanding Pool share. As stated above, this offer implies a value of $14.72 per Pool share based on Nabors' closing stock price on October 27, 1998. In addition, as we indicated in our letter of October 12, our proposal is based on public information and, if you can demonstrate additional value, we would consider offering a higher price.

We are hopeful that Pool's management and Board of Directors want to act in the best interests of the company's shareholders. We also firmly believe that your shareholders would welcome our proposal, and we are committed to affording them the opportunity to do so. Based on the unusually high trading volume in Pool's shares subsequent to our October 12 letter, it is in both our interests to discuss this matter quickly. I will call you tomorrow to discuss our proposal.



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Sincerely,

/s/ Eugene M. Isenberg

Eugene M. Isenberg
Chairman and Chief Executive Officer






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